Exhibit 10.27


			    MODIFICATION AGREEMENT
		   (FIRST AMENDMENT TO PURCHASE AGREEMENT)


	This MODIFICATION AGREEMENT (FIRST AMENDMENT TO PURCHASE AGREEMENT) (this "Amendment") is made as of February 1, 1996, by and between BNP LEASING CORPORATION, a Delaware corporation ("BNP"), and 3COM CORPORATION, a California corporation ("3COM").

			      R E C I T A L S

	A. BNP and 3COM executed a Purchase Agreement dated as of July 14, 1994, hereinafter called the "Original Purchase Agreement". Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Original Purchase Agreement, unless amended herein.

	B.      BNP and 3COM wish to amend the Original Purchase
Agreement in order to modify certain provisions relating to the purchase price for the Property.

	NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BNP and 3COM, with the consent of the Participants, agree as follows:

I. Amendment of the Original Purchase Agreement. Effective as of the date of this Amendment, the Original Purchase Agreement is hereby amended as follows:

	A. The definition of "Closing Deadline" in Section 1(b) is hereby amended in its entirety to read as follows:

		"(b)	Closing Deadline.   "Closing Deadline" means
February 2, 2001, or if February 2, 2001 is not a Business Day, then the next following Business Day."

	B. Paragraph 2(a)(ii) of the Original Purchase Agreement is hereby amended in its entirety to read as follows:

		"(ii)	cause the Applicable Purchaser to purchase BNP's
interest in the Property and in Escrowed Proceeds, if any, for a net cash price not less than the lesser of (a) the Fair Market Value of the Property or (b) fifteen percent (15%) of Stipulated Loss Value outstanding immediately prior to the purchase. If, however, the Fair Market Value is less than fifteen percent (15%) of Stipulated Loss Value, BNP may elect to keep the Property and any Escrowed Proceeds rather than sell to the Applicable Purchaser, in which case 3COM shall pay BNP an amount equal to (A) eighty-five percent (85%) of Stipulated Loss Value, less (B) any Escrowed Proceeds then held and to be retained by BNP. Unless BNP elects to keep the Property pursuant to the preceding sentence, 3COM must make a supplemental payment to BNP on the Designated Payment Date equal to the excess (if any) of the Purchase Price over the net cash price actually paid to BNP on the Designated Payment Date by the Applicable Purchaser for BNP's interest in the Property and in Escrowed Proceeds, if any. However, provided no Event of Default has occurred and is continuing under the Lease, and provided further that neither 3COM nor any Applicable Purchaser has failed to pay any amount required to be paid by this Agreement on the date such amount first became due, any supplemental payment required by the preceding sentence shall not exceed eighty-five percent (85%) of Stipulated Loss Value on the Designated Payment Date. Any supplemental payment payable to BNP by 3COM, rather than by the Applicable Purchaser, pursuant to this clause (ii) is hereinafter referred to as the "Shortage Amount." If the net cash price actually paid by the Applicable Purchaser to BNP exceeds the Purchase Price and all other sums that are then due from 3COM to BNP, 3COM shall be entitled to such excess."

	C. Paragraph 2(b)(1) of the Original Purchase Agreement is hereby amended in its entirety to read as follows:

		"(1)	To give BNP the opportunity to have the Fair
Market Value determined by an appraiser as provided in Pargraph 1(d) before the Designated Payment Date, 3COM must, unless 3COM agrees that Fair Market Value will not be less than fifteen percent (15%) of Stipulated Loss Value on the Designated Payment Date, provide BNP with a Remarketing Notice. "Remarketing Notice" means a notice given by 3COM to BNP (and each of the Participants) no earlier than one-hundred eighty (180) days before the Designated Payment Date and no later than ninety (90) days before the Designated Payment Date specifying that 3COM does not agree that the Fair Market Value is equal to or greater than fifteen percent (15%) of the Stipulated Loss Value. A Remarketing Notice will be required only if 3COM does not agree that Fair Market Value will equal or exceed fifteen percent
(15%) of Stipulated Loss Value on the Designated Payment Date. But if for any reason (including but not limited to any acceleration of the Designated Payment Date pursuant to clause (2) of the definition of Designated Payment Date above), 3COM fails to provide a Remarketing Notice within the time periods specified in the definition of Remarketing Notice above, Fair Market Value shall, for purposes of this Agreement, be deemed to be no less than fifteen percent (15%) of Stipulated Loss Value on the Designated Payment Date."

II.     Ratification.   The Original Purchase Agreement, as amended
by this Amendment, is hereby ratified and confirmed in all respects.

III.    Entire Agreement.   The Original Purchase Agreement, as
modified by this Amendment, and the documents and agreements referred to in the Original Purchase Agreement set forth the entire agreement between the parties concerning the subject matter of the Original Purchase Agreement and no further amendment or modification of the Original Purchase Agreement or this Amendment shall be binding or valid unless expressed in a writing executed by both parties hereto.

IV.     Successors and Assigns.   All of the covenants, agreements,
terms and conditions to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, personal representatives, successors and, to the extent assignment is permitted under the Original Purchase Agreement, their respective assigns.

V.      References to the Original Purchase Agreement.   From and
after the date of this Amendment, all references to the "Purchase Agreement" in other documents related to this transaction are intended to mean the Original Purchase Agreement as modified by this Amendment, unless the context shall otherwise require.



	IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


			    BNP LEASING CORPORATION,
			    a Delaware corporation



			    By:  /s/ Lloyd G. Cox
       				 ____________________________
       				 Lloyd G. Cox, Vice President



			    3COM CORPORATION,
			    a California corporation



			    By:  /s/ Judy Bruner
       				 ____________________________
				        Its:  VP and Treasurer